EXHIBIT (d) (4)
EXECUTION COPY
LIMITED GUARANTY
OF
GENSTAR CAPITAL PARTNERS V, L.P.
     This LIMITED GUARANTY, (this “Limited Guaranty”) is made as of July 24, 2007 by Genstar Capital Partners V, L.P., a Delaware limited partnership (the “Guarantor”), in favor of PRA International, a Delaware corporation (the “Company”). Unless otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).
     1. LIMITED GUARANTY. To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, GG Holdings I, Inc., a Delaware corporation (“Parent”), and GG Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Buyer Parties”), the Guarantor absolutely, unconditionally and irrevocably guarantees to the Company the due, punctual and complete payment and performance, as and when due, of (i) 100% of Parent’s payment obligation under Section 9.03 of the Merger Agreement and (ii) any other obligations of Parent under the Merger Agreement as a result of a breach thereof by Parent or Merger Sub (collectively, the “Obligations”); provided that the maximum aggregate amount payable by the Guarantor under this Limited Guaranty (exclusive of Prevailing Party Costs (as defined herein)), if applicable, pursuant to and only in accordance with Section 16 hereof) shall not exceed the Parent Termination Fee (the “Cap”), it being understood that this Limited Guaranty may not be enforced without giving effect to the Cap, subject to the provisions relating to Prevailing Party Costs. Except for Prevailing Party Costs, the Company hereby agrees that in no event shall the Guarantor be required to pay to the Company under, in respect of, or in connection with this Limited Guaranty, more than the Cap (exclusive of Prevailing Party Costs), and that Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guaranty or the Merger Agreement other than as expressly set forth herein. All sums payable by the Guarantor hereunder shall be made in immediately available funds. The Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full payment of the Obligations, subject to the Cap (plus any Prevailing Party Costs), regardless of whether the action is brought against one or both of the Buyer Parties or whether one or both of the Buyer Parties is joined in any such action or actions.
     2. NATURE OF LIMITED GUARANTY.
          (a) The Company shall not be obligated to file any claim relating to the Obligations in the event that one or both of the Buyer Parties becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations (plus any Prevailing Party Costs (as defined herein)) as if such payment had not been made (subject to the terms hereof). This is an unconditional Guaranty of payment and not of collectibility. Notwithstanding any other provision of this Limited Guaranty, the Company hereby agrees that (i) the Guarantor may assert, as a defense to any payment or performance by the Guarantor under this Limited Guaranty, any defense to such payment or performance that Parent or Merger Sub could assert against the Company under the terms of the Merger Agreement, other than any such defense exclusively arising out of, due to, or as a result of, the insolvency or bankruptcy of Parent or Merger Sub and (ii) to the extent Parent and Merger Sub are relieved by the parties to the Merger Agreement (including the Company) of their obligations under Section 9.03 of the Merger Agreement, the Guarantor shall be similarly relieved of its Obligations under this Limited Guaranty.
          (b) The Company hereby acknowledges and agrees that, as of the date hereof, each of Parent’s and Merger Sub’s sole assets are a de minimis amount of cash and their respective rights under the Merger Agreement, and that no additional funds or assets are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs.
          (c) Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a limited partnership, by its acceptance of the benefits of this Limited Guaranty, the Company covenants and agrees that (1) neither the Company nor any of its Subsidiaries or Affiliates, and the Company agrees to the maximum extent permitted by Law, none of its officers, directors, security holders or representatives, has or shall have any right of recovery under or in connection with the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right, it, to the maximum extent permitted by Law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, and no personal liability shall attach to, the Guarantor or any of the Sponsor Affiliates (as defined below), from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub (or any other Person) against any Sponsor Affiliate (including, without limitation, a claim to enforce the Equity Funding Letter, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise) (the “Released Claims”), except for its rights to recover from the Guarantor (but not any Sponsor Affiliate (including, without limitation, any general partner or managing member)) under and to the extent provided in this Limited Guaranty (subject to the limitations described herein); and (2) recourse against the Guarantor under this Limited Guaranty (subject to the limitations described herein) shall be the sole and exclusive remedy of the Company and all of the Company Subsidiaries and its Affiliates against the Guarantor and each Sponsor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto. For purposes of this Limited Guaranty, “Sponsor Affiliate” means, collectively, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate (other than Parent or Merger Sub) or assignee of the undersigned or any Sponsor Affiliate or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate (other than Parent or Merger Sub) or assignee of any of the foregoing.
          (d) The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause the Company Subsidiaries and its Affiliates not to institute, in the name of or on behalf of the Company or any other Person, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against the Guarantor or the Sponsor Affiliates, except for claims against the Guarantor under this Limited Guaranty (subject to the limitations described herein).
          (e) The Company acknowledges that the Guarantor is agreeing to enter into this Limited Guaranty in reliance on the provisions set forth in Sections 2(b) through (e). Section 2(b), 2(c), 2(d) and 2(e) shall survive termination of this Limited Guaranty.
     3. CHANGES IN OBLIGATIONS; CERTAIN WAIVERS. The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and also may make any agreement with one or both of the Buyer Parties for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company, on the one hand, and one or both of the Buyer Parties, on the other hand, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guaranty. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against one or both of the Buyer Parties; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting one or both of the Buyer Parties, or any other Person liable with respect to any of the Obligations; (f) subject to the last sentence of Section 2(a) hereof, any lack of validity or enforceability of the Merger Agreement or any agreement or instrument relating thereto; (g) the existence of any claim, set-off or other rights which the Guarantor may have at any time against one or both of the Buyer Parties or the Company, whether in connection with the Obligations or otherwise; or (h) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided in accordance with Section 10.02 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar Law now or hereafter in effect, any right to require the marshalling of assets of one or both of the Buyer Parties, or any other Person liable with respect to any of the Obligations, and all suretyship defenses generally (other than breach by the Company of this Limited Guaranty). The Guarantor hereby unconditionally and irrevocably agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights, and general equitable principles (whether considered in a proceeding in equity or at law). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits and after the advice of counsel.
     4. NO SUBROGATION. The Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guaranty or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against one or both of the Buyer Parties or any other Person interested in the transactions contemplated by the Merger Agreement liable with respect to any of the Obligations, whether or not such claim, remedy or right arises in equity or under contract or any applicable Law, including, without limitation, the right to take or receive from one or both of the Buyer Parties or any other Person liable with respect to any of the Obligations, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and Prevailing Party Costs, if applicable, shall have been irrevocably paid in full in cash; provided that, the Guarantor shall have the right to cause any other Person to satisfy its payment obligations under Section 1 hereof; provided, however, that such right in the preceding proviso shall only relieve the Guarantor of its obligation to make such payment when such payment is irrevocably paid by such other Person in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and Prevailing Party Costs, if applicable, such amount shall be received and held in trust for the benefit of the Company or its security holders, as the case may be, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company or its security holders, as the case may be, in the same form as so received

(with any necessary endorsement or assignment) to be credited and applied to the Obligations and Prevailing Party Costs, if applicable, whether matured or unmatured, or to be held as collateral for any Obligations or Prevailing Party Costs, if applicable, thereafter arising.
     5. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy or power hereby granted to the Company or allowed pursuant to any applicable Law shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, the Buyer Parties or any other Person liable for the Obligations prior to proceeding against Guarantor.
     6. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:
          (a) the Guarantor has full power and authority to execute and deliver this Limited Guaranty and to perform the Obligations, and the execution, delivery and performance of this Limited Guaranty by Guarantor has been duly authorized by all necessary action on the part of Guarantor;
          (b) this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created thereby is subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights, and to general equitable principles (whether considered in a proceeding in equity or at law);
          (c) no further approval of the Guarantor’s security holders is required for the execution, delivery and performance of this Limited Guaranty by the Guarantor and the execution, delivery and performance of this Limited Guaranty by the Guarantor do not contravene any provision of the Guarantor’s organizational documents or any Law or contractual restriction binding on the Guarantor or any of its assets;
          (d) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery and performance of this Limited Guaranty; and

          (e) the Guarantor has the financial capacity to pay and perform all of its obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill its Obligations under this Limited Guaranty shall be available to the Guarantor (or its assignee pursuant to Section 12 hereof) for as long as this Limited Guaranty shall remain in effect in accordance with Section 7 hereof.
     7. CONTINUING GUARANTY; TERMINATION. This Limited Guaranty shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations and Prevailing Party Costs, if applicable, payable under this Limited Guaranty have been irrevocably paid in full. Notwithstanding the foregoing, this Limited Guaranty shall terminate and the Guarantor shall have no further obligations under this Limited Guaranty upon the earliest to occur of (a) the Merger Effective Time, (b) the termination of the Merger Agreement in circumstances not giving rise to a claim for payment of any Obligation and (c) the six month anniversary of any other termination of the Merger Agreement in accordance with its terms, except as to a claim for payment of any Obligation presented by the Company to Parent, Merger Sub or the Guarantor on or prior to such six month anniversary; provided, that such claim shall set forth in reasonable detail the basis for such claim. Notwithstanding the foregoing, in the event that the Company or any of its Affiliates asserts in any litigation or other proceeding (i) that the provisions of Section 1 hereof limiting the maximum aggregate liability of the Guarantor to the Cap plus the Prevailing Party Costs, or that any other provisions of this Limited Guaranty are illegal, invalid or unenforceable in whole or in part, or that the Guarantor is liable for amounts in excess of its Obligations hereunder (plus Prevailing Party Costs), or (ii) any theory of liability against the Guarantor or any Sponsor Affiliate with respect to the transactions contemplated by the Merger Agreement or this Limited Guaranty other than liability of the Guarantor under this Limited Guaranty (as limited by the provisions hereof), then (x) the Obligations of the Guarantor under this Limited Guaranty shall terminate ab initio and shall thereupon be null and void, and (y) neither the Guarantor nor any Sponsor Affiliate shall have any liability to the Company or any of its Affiliates with respect to the transactions contemplated by the Merger Agreement or under this Limited Guaranty.
     8. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein):
if to the Company, as provided in the Merger Agreement;
if to a Guarantor, as set forth below:
Genstar Capital Partners V, L.P.
Four Embarcadero Center, Suite 1900

San Francisco, CA 94111-4191
Attention: Jean-Pierre L. Conte
Facsimile: (415) 834-2383
     9. AMENDMENT. This Limited Guaranty may not be amended except by an instrument in writing signed by the parties hereto.
     10. SEVERABILITY. If any term or other provision of this Limited Guaranty is invalid, illegal or incapable of being enforced by rule of law, or public policy, all other conditions and provisions of this Limited Guaranty shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof (plus any Prevailing Party Costs) and the provisions of Sections 2(b) through 2(e), 7 and 10. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof (plus any Prevailing Party Costs) and the provisions of Sections 2(b) through 2(e), 7 and 10.
     11. ENTIRE AGREEMENT. This Limited Guaranty constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.
     12. ASSIGNMENT. The Guarantor may not assign or delegate its rights, interests or obligations under this Limited Guaranty to any other Person without the prior written consent of the Company.
     13. PARTIES IN INTEREST. This Limited Guaranty shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Limited Guaranty, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Limited Guaranty.
     14. GOVERNING LAW; JURISDICTION. This Limited Guaranty shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflict of laws principles). Each party to this Limited Guaranty hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Limited Guaranty shall be brought in federal or state courts of the State of New York and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Limited Guaranty, or the subject matter hereof or thereof may not be enforced in or by such court. Each party hereto further and irrevocably submits to the jurisdiction of such court in any action, suit or proceeding. The parties agree that any or all of them may file a copy of this Section 14 with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.
     15. COUNTERPARTS; FACSIMILE DELIVERY. This Limited Guaranty may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     16. COSTS AND EXPENSES. In any action at law or suit in equity to enforce this Limited Guaranty or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to recover from the non-prevailing party its reasonable and documented attorneys’ fees and all other reasonable court costs and expenses incurred in such action or suit (“Prevailing Party Costs,”). The parties agree that the determination of who is the prevailing party and the amount of such Prevailing Party Costs shall be made by the court in any such action. Any payment by the Guarantor under this Section 16 shall not reduce, limit, or otherwise affect the other obligations of the Guarantor hereunder or be counted towards the Cap.
     17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Guarantor has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR:

GENSTAR CAPITAL PARTNERS V, L.P.

By: Genstar V GP LLC
Its: General Partner

By:	/s/ Robert J. Weltman

Name: Robert J. Weltman
Title: Managing Director

     IN WITNESS WHEREOF, the Company has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

COMPANY:

PRA INTERNATIONAL

By:	/s/ Terrance J. Bieker

Name: Terrance J. Bieker
Title: Chief Executive Officer